UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KNIGHT TRANSPORTATION, INC.
(Name of Registrant as Specified In Its Charter)

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KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2013

To our Shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. (the "Company") to be held at 8:30 A.M., Pacific Daylight Time, on Thursday, May 16, 2013, at our corporate headquarters located at 5601 West Buckeye Road, Phoenix, Arizona 85043, and at any adjournment thereof.  The purposes of the Annual Meeting are to:

1.	Elect three Class III directors, each director to serve a term of three years;

2.	Election of one Class I director to serve the remainder of his term as a Class I director;

3.	Conduct an advisory vote to approve executive compensation;

4.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2013; and

5.	Transact such other business as may properly come before the Annual Meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement relating to the Annual Meeting.

The Board of Directors has fixed the close of business on March 28, 2013, as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment(s) thereof.  Shares of our common stock, par value $0.01 per share, can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting and the presence of a quorum, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone by using a touch-tone telephone and calling toll free 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

/s/ Adam Miller
Adam Miller, Secretary

Phoenix, Arizona
April 5, 2013

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2013

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the 2013 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 8:30 A.M., Pacific Daylight Time, on Thursday, May 16, 2013, at our corporate headquarters located at 5601 West Buckeye Road, Phoenix, Arizona 85043, and at any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the "Internet Notice") was first mailed on or about April 5, 2013, to shareholders of record at the close of business on March 28, 2013 (the "Record Date").  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our 2012 Annual Report, which collectively comprise our "proxy materials," are first being made available to shareholders on April 5, 2013.

The terms "we," "our," "us," or the "Company" refer to Knight Transportation, Inc. and its subsidiaries.  The term "Board" refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  When a proxy is executed and returned or submitted on the Internet prior to the Annual Meeting, the proxy will be voted according to the instructions the shareholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations of our Board of Directors as follows:  (i) FOR each of the Class III director nominees named herein (Proposal No. 1), with an equal number of votes being allocated to each nominee; (ii) FOR the Class I director nominee named herein (Proposal No. 2); (iii) FOR approval of the advisory resolution on executive compensation (Proposal No. 3); (iv) FOR ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 4); and (v) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders.  None of the proposals discussed in this Proxy Statement that is intended to be acted upon at the Annual Meeting is related to or conditioned upon the approval of any other matters.  At this time, we do not know of any other business to be considered at the Annual Meeting.

Your executed proxy appoints each person appointed to vote the proxies as your duly authorized attorney-in-fact and gives such person the power to represent and vote at the Annual Meeting all shares of our outstanding Common Stock (defined below) that you are entitled to vote as a shareholder.  Such person will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3 or 4, or for any other matters properly presented at the Annual Meeting, your proxy also gives such person the discretionary authority to vote your shares represented thereby as recommended above by the Board of Directors and in accordance with such person's best judgment.

Voting Rights

Only holders of record of our common stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting.  In the election of directors where more than one director in a class is nominated, shareholders have cumulative voting rights under Arizona law, which is further discussed under Required Vote; Cumulative Voting for Directors.  As of the Record Date, there were issued and outstanding 79,916,691 shares of our Common Stock, entitled to cast an aggregate 79,916,691 votes on all matters subject to a vote at the Annual Meeting, other than in the election of the Class III directors, where the shares are entitled to an aggregate 239,750,073 votes.  Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") in accordance with the SEC rules.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting for Directors

Election of Directors.  Directors are elected by an affirmative vote of a plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors.  Abstentions and broker non-votes are not counted as votes for the election of any director nominee and therefore will not affect the election of directors by a plurality vote.  Under Arizona corporate law, shareholders have cumulative voting rights in electing directors of an Arizona corporation.  Cumulative voting means that each shareholder, when electing more than one director in a class, has the right to cast as many votes in the aggregate as such shareholder has voting shares multiplied by the number of directors to be elected.  For example, this year, three Class III directors will be elected.  If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 300 votes in the election of the Class III directors.  The shareholder may either cast 300 votes for a single director nominee or distribute those votes among the three Class III director nominees.  The shareholder may also decide not to vote cumulatively for the Class III directors and instead vote their 100 shares for as many directors as are to be elected.

Shareholder votes are not cumulated, however, in the election of one director in a class because the cumulative and non-cumulative voting results would essentially be the same.  For example, this year, one Class I director is also to be elected. If voting cumulatively, a shareholder with 100 shares of Common Stock is entitled to cast a total of 100 votes in the election of the Class I director because the number of voting shares multiplied by the number of directors to be elected equals the same number of voting shares held by the shareholder that would be voted non-cumulatively.

This proxy solicitation on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes.  Unless otherwise indicated or if no choice is indicated on a proxy, your shares will be voted cumulatively, and the number of votes represented by your shares will be cast equally for each of the three Class III director nominees.  If you do not wish to cumulate your votes, your proxy must specifically instruct that your shares should not be cumulatively voted in the Class III director election.  Please note that upon instructing that your shares be voted non-cumulatively, your voted shares could potentially be diluted in the Class III director election if other shareholders choose to vote their shares cumulatively.

You may withhold authority to vote for any director nominee in the Class I and/or Class III director elections.  With respect to the Class III director election, you may not cumulate your votes if they are cast "withheld."  Our bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast "withheld" for his or her election than "for" such election will promptly tender his or her resignation to the Nominating and Corporate Governance Committee (the "Nominating Committee").  The Nominating Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and recommend to our Board of Directors whether to accept or reject the resignation.

Other Matters.  Approval of the other matters not concerning the election of directors that are submitted to shareholders for consideration and action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that the number of votes cast for the respective matter exceed the number of votes cast against the matter.  Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved.  In other words, abstentions and broker non-votes will be counted neither as votes for, nor as votes against, a matter.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Shareowner Services), you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Common Stock, you may vote your shares either by (i) telephone by calling a toll-free number, (ii) using the Internet and visiting the designated website, (iii) mailing in your proxy card, or (iv) attending the Annual Meeting and notifying and obtaining a ballot from the Secretary prior to the occurrence of any votes.  For 2013, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Wednesday, May 15, 2013.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend the Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Shareholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of your revocation to our Secretary at our corporate headquarters address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting by itself will not constitute a revocation of proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock.  Proxies may be solicited by mail, e-mail, or by telephone and may be solicited personally by our directors, officers, or employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2012 Annual Report to Shareholders that was made available on or about April 5, 2013, together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.  A copy of our 2012 Annual Report is available free of charge on the Shareholders section of our corporate website at http://www.knighttrans.com.  Except to the extent it is incorporated by specific reference, our 2012 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

Important Information to Read with This Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2014 Annual Meeting of Shareholders.  Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1 – ELECTION OF CLASS III DIRECTORS

Our Board of Directors presently consists of nine members.  The directors are divided into three classes, with each class serving a three-year term.  See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee – Process for Identifying and Evaluating Director Nominees for a description of the director nominee identification and evaluation process.

The shareholders elect approximately one-third of the Board of Directors each year.  Three Class III directors will be elected at the Annual Meeting.  Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Kevin Knight, Randy Knight, and Michael Garnreiter for election as Class III directors at the Annual Meeting.

Each Class III director nominee will be elected to serve until the 2016 Annual Meeting of Shareholders or until his or her successor shall have been duly elected and qualified or his or her resignation or removal, whichever occurs first.  There are no arrangements or understandings between any of the Class III director nominees and any other person pursuant to which any of such director nominees were selected as a nominee.  Each of the Class III director nominees has consented to serve a three-year term and has indicated his intention to serve as a director if elected.

If any of the nominees named above should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board.  For a description of the director nominee identification and evaluation process, refer to the Process for Identifying and Evaluating Director Nominees section under Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee.

Class III Director Nominees

Information concerning the nominees standing for election as Class III directors is as follows:

Kevin P. Knight, 56	Director Since 1990

Kevin P. Knight has served as the Chairman of our Board of Directors since May 1999 and has served as our Chief Executive Officer ("CEO") since 1993.  He has been one of our officers and directors since 1990.  From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift Transportation Co., Inc. ("Swift"), where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary.  Mr. Knight currently serves on the Board of Directors and Executive Committee of the American Trucking Association.  The selection of Mr. Knight as a director was based, among other things, upon his extensive experience in business operations and exemplary executive leadership.  Mr. Knight also has exhibited commendable dedication to our financial and operating performance.

Randy Knight, 64	Director Since 1989

Randy Knight has served as a member of our Board of Directors since 1989.  Mr. Knight rejoined our Company as an employee in January 2009 and was appointed as a Vice Chairman of the Board in February 2009.  Mr. Knight was a founder of our Company and served as an officer from 1989 until 1999 and as Chairman of the Board from 1993 until 1999.  From 1999 until December 2008, Mr. Knight worked outside of our Company on a variety of personal investments, including Total Warehousing, Inc., a commercial warehousing and local transportation business that he sold in 2004.  Mr. Knight was employed by Swift or related companies from 1969 to 1985, where he was a Vice President.  Mr. Knight brings to the Board of Directors strong leadership, extensive business and operating experience, and deep insight into the trucking industry.

Michael Garnreiter, 61	Director Since 2003

Michael Garnreiter has served as a member of our Board of Directors since September 2003.  Mr. Garnreiter is currently the Vice President of Finance and Treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products based in Phoenix, Arizona.  From January 2010 until August 2012, Mr. Garnreiter was a managing director of a Scottsdale-based financial consulting organization, Fenix Financial Forensics LLC, which provides financial analysis, forensic accounting, litigation support, and other dispute resolution services to a variety of businesses and organizations.  Mr. Garnreiter is also the Chairman of the board of directors and chair of the audit committee of Taser International, Inc., a manufacturer of non-lethal protection devices; chair of the audit and governance committees for Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems; chair of the audit committee and member of the nominations and governance and compensation committees for IA Global, Inc., an Asian business processes outsourcing company; and a member of the board of directors of Banner Health Systems, a nonprofit multistate hospital system based in Phoenix, Arizona.  Mr. Garnreiter also formerly served as the sole director of Syntax Brillian Corporation, a dissolved company that designed, developed, and distributed high definition televisions. He was previously the managing member of Rising Sun Restaurant Group LLC from August 2006 until January 2010 and President of New Era Restaurants, LLC from December 2008 until December 2009, both of which are privately held restaurant operating companies.  From 2002 to 2006, Mr. Garnreiter was also formerly the Executive Vice President, Treasurer, and Chief Financial Officer ("CFO") of Main Street Restaurant Group, Inc. ("Main Street"), a publicly held restaurant operating company.  Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP ("Arthur Andersen").  Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach. In 1986, he became the managing partner of Arthur Andersen's Tucson, Arizona office, and he was a senior audit partner at Arthur Andersen from 1976 to 2002. Mr. Garnreiter is a Certified Public Accountant in California and Arizona, and in 2010 became a Certified Fraud Examiner.  As a member of our Board of Directors, Mr. Garnreiter offers solid financial expertise gained from his managerial role at a large international accounting firm. In addition, the experience acquired through Mr. Garnreiter's positions as a director of several public companies benefit the Company, the Board of Directors, and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE CLASS III DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ELECTION OF CLASS I DIRECTOR

On May 17, 2012, our Board of Directors unanimously voted to elect Richard Kraemer to fill a Class I directorship vacancy on the Board of Directors.  Mr. Kraemer was also appointed to serve as a member of our Audit Committee and Nominating Committee.  Because Mr. Kraemer initially filled a directorship vacancy, the Board of Directors elected Mr. Kraemer to serve until the next election of directors by our shareholders, pursuant to applicable Arizona corporate law and our bylaws, which require Mr. Kraemer to stand for election at the Annual Meeting for the unexpired portion of the Class I director term (the remainder of the Class I director term expires at the 2014 Annual Meeting of Shareholders).

Upon the recommendation of the Nominating Committee, the Board of Directors has therefore nominated Mr. Kraemer for election as a Class I director at the Annual Meeting to serve until the 2014 Annual Meeting of Shareholders or until his successor has been duly elected and qualified or until his resignation or removal, whichever occurs first.  There are no arrangements or understandings between the Class I director nominee and any other person pursuant to which Mr. Kraemer was selected as a Class I director nominee.  Mr. Kraemer has consented to serve for a one-year term and has indicated his intention to serve as a director if elected.  His individual qualifications, skills and experience are discussed in his biography below.

Cumulative voting does not apply to the election of the Class I director under Proposal No. 2 because only one directorship is proposed for election.  For further explanation of the cumulative voting process with respect to the election of directors, please refer to General Information – Required Vote; Cumulative Voting for Directors in this Proxy Statement.  Should Mr. Kraemer become unavailable to serve as a director, our Board of Directors may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board.  For a description of the director nominee identification and evaluation process, refer to the Process for Identifying and Evaluating Director Nominees section under Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee.

Class I Director Nominee

Information concerning the nominee standing for election to serve the remainder of his term as a Class I director is as follows:

Richard C. Kraemer, 69	Director Since 2012

Richard C. Kraemer was elected to our Board of Directors on May 17, 2012, by the unanimous of vote of the Board.  Mr. Kraemer currently serves as President of Chartwell Capital, Inc., a private investment company.  From 1975 to March 1996, Mr. Kraemer served as an officer of UDC Homes, becoming a director and President in 1985 and CEO in 1994.  Mr. Kraemer also served on the boards of directors of America West Holdings Corporation and America West Airlines, Inc. from 1992 to 2005. Following the merger of such companies with US Airways Group, Inc. in 2005, he became a member of the board of directors of both US Airways Group, Inc. and its subsidiary, US Airways, Inc.  Currently for US Airways Group, Inc., Mr. Kraemer is Chair of the Corporate Governance and Nominating Committee and a member of both the Audit Committee and Compensation and Human Resources Committee.  The Board believes that Mr. Kraemer is qualified to serve as a director based upon, among other things, his financial acumen, executive insight and corporate governance, human resources and labor relations knowledge.  Mr. Kraemer's comprehensive board and investor experience with a publicly traded airline transportation company contributes to the collective qualifications, skills and experience of our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE CLASS I DIRECTOR NOMINEE.

CONTINUING DIRECTORS

Class I Directors

Information regarding our current Class I directors who were elected in 2011 for terms expiring at our 2014 Annual Meeting of Shareholders follows:

Donald A. Bliss, 80	Director Since 1995

Donald A. Bliss has served as a member of our Board of Directors since February 1995.  Until his retirement in December 1994, Mr. Bliss was the CEO and Vice President of U.S. West Communications, a U.S. West company.  Mr. Bliss also is a director of the Western and Southern Life Insurance Company and the Biltmore Bank of Arizona. Mr. Bliss served as Chairman of the Western Region Advisory Board of AON Risk Services of Arizona, Inc. from

October 2001 to February 2005.  The selection of Mr. Bliss as a director was based, among other things, upon his extensive business experience and financial expertise that he brings to our Board as well as his insight and knowledge of our business gained through years of service on our Board.

Richard J. Lehmann, 68	Director Since 2006

Richard J. Lehmann has served as a member of our Board of Directors since February 2006.  Mr. Lehmann serves as the founding principal and a director of the Biltmore Bank of Arizona and is the Chairman of the Biltmore Bank of Arizona.  Until December 31, 1999, Mr. Lehmann served as Vice Chairman of Banc One Corporation, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations.  Mr. Lehmann's previous positions include Chairman and CEO of Valley National Bank.  Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including 10 years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa.  Mr. Lehmann is presently a member of the board of directors of both the TGen Foundation and Cole Real Estate Investments.  He also served previously as a director of Banc One Corporation, Valley National Corporation, eFunds Corporation, iCrossing, Inc., and Moore Corporation.  Mr. Lehmann brings to our Board strong leadership, finance, and global experience developed throughout his career in the banking industry.

Class II Directors

Information regarding our current Class II directors who were elected in 2012 for terms expiring at our 2015 Annual Meeting of Shareholders follows:

Gary J. Knight, 61	Director Since 1990

Gary J. Knight has served as a Vice Chairman of our Board of Directors since January 2004.  Mr. Knight served as our President from 1993 to January 2004, and has been one of our officers and a member of our Board of Directors since 1990.  From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President.  The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company.  Mr. Knight's qualifications to serve on our Board also include his extensive knowledge of the transportation industry.

G.D. Madden, 73	Director Since 1997

G.D. Madden has served as a member of our Board of Directors since January 1997.  Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues.  Prior to founding Madden Partners, he was President and CEO of Innovative Computing Corporation ("ICC"), then a subsidiary of Westinghouse Electric Corporation.  Mr. Madden founded ICC, a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry.  Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and CEO until 1996.  Mr. Madden is also Chairman of the Board of Clay Crossing Foundation, Inc., an extended chemical dependency treatment center in Maud, Oklahoma.  The Board concluded that Mr. Madden is qualified to serve as a director based upon his experience in the transportation industry and his skills and expertise with respect to overseeing financial reporting and developing financial administration systems.

Kathryn L. Munro, 64	Director Since 2005

Kathryn L. Munro has served as a member of our Board of Directors since April 2005.  She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies.  Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003.  Prior to BridgeWest, Ms. Munro spent over 20 years in the banking industry with Bank of America.  From 1996 to 1998, Ms. Munro served as CEO of Bank of America's Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996.  Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000.  Ms. Munro also serves on the board of Premera, a privately held health insurance company headquartered in Seattle, Washington.  Ms. Munro served on the board of Capitol Bancorp Limited, a Michigan-based multi-bank holding company, from 2002 to 2006 and she served on the board of directors of Flow International Corporation, a Seattle-based manufacturer of industrial tools, from 1996 to

September 2011.  From her distinguished career in the commercial banking industry, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance regarding our business.

Kevin Knight, our Chairman and CEO, and Keith Knight, one of our executive officers, are brothers and are cousins of Randy Knight and Gary Knight, who also are brothers.  Collectively, these four members of the Knight family own approximately 26.0% of our outstanding Common Stock.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since December 30, 2004, and we are subject to the NYSE listing standards, including those relating to corporate governance.  As a publicly traded company, we are also subject to the rules and regulations of the SEC.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our shareholders.  A copy of the Corporate Governance Guidelines is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.  The Nominating Committee is responsible for periodically reviewing the Corporate Governance Guidelines and recommending changes as appropriate to ensure the effective functioning of our Board of Directors and corporate governance.

Code of Ethical Conduct

The Board of Directors has adopted a Code of Ethical Conduct that applies to all of our directors, officers, and employees.  In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the "Financial Responsibilities Policy") that applies to our senior executive officers (Executive Vice President or above), CFO, Chief Accounting Officer ("CAO"), Controller, and any other employee who is responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system.  The Code of Ethical Conduct and Financial Responsibilities Policy include provisions applicable to our CEO, CFO, CAO or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S-K.  Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are publicly available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Ethical Conduct in a press release, on the Shareholders section of our website at http://www.knighttrans.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate.  To date, we have not granted any waivers from our Code of Ethical Conduct to the CEO, CFO, CAO, controller, or any person performing similar functions.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors.  During the year ended December 31, 2012, our Board of Directors met on six occasions.  Each of the directors attended 75% or more of the meetings of the Board of Directors and the meetings held by all of the committees of the Board on which he or she served.  We encourage our directors to attend our Annual Meetings of Shareholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our directors attended the 2012 Annual Meeting of Shareholders.

Independent Directors.  In accordance with NYSE Rule 303A.02, the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Nominating Committee.

Our Nominating Committee reviewed (i) the SEC regulatory and NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee and Compensation Committee and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Nominating Committee submitted its independence recommendations our Board of Directors.  Our Board then made its independence determinations based on the committee's recommendations.

Upon the recommendation of the Nominating Committee, the Board has determined that Donald Bliss, G.D. Madden, Michael Garnreiter, Kathryn Munro, Richard Lehmann, and Richard Kraemer are independent (collectively, the "Independent Directors").  Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Messrs. Bliss, Madden, Garnreiter, or Lehmann, nor Ms. Munro, either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has, or in the past three years had, any business or financial relationship with us or any of our subsidiaries.  None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02.

Board Leadership Structure.  Kevin Knight has served as the Chairman of our Board of Directors since May 1999 and has served as our CEO since 1993.  The Board of Directors elects our CEO and Chairman of the Board of Directors annually.  The Board believes that the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication, which is facilitated by Kevin Knight serving as the direct link between senior management and the Board.  In these capacities, he provides critical insight to the Board and leadership for our senior management in our day-to-day operations.  To ensure that Kevin Knight has sufficient time to fulfill his responsibilities as the Chairman of our Board and our CEO, the Board of Directors has appointed Gary Knight and Randy Knight to serve as Vice Chairmen and has assigned the responsibility to Gary Knight to conduct and preside at board meetings.  Kevin Knight reports to the Board as the CEO along with the other executive officers and also participates in the meetings as a director.  As discussed below, our Independent Directors also regularly meet at least annually in "executive sessions," which are meetings conducted by the Independent Directors without the presence or participation of management.  The Chair of the Nominating Committee typically functions as the lead independent director at the executive sessions, and we believe that the Independent Director acting in the capacity of the lead independent director and our CEO effectively serve as liaisons between our Independent Directors and Board, which contributes to the efficiency and functionality of the full Board of Directors.

Board Oversight of Risk Management.  Our Board of Directors has overall responsibility for risk oversight, which involves evaluating material risks concerning the Company, as well as management's decisions and efforts to identify, manage and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board of Directors has assigned the assessment of enterprise risk to the Nominating Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management's risk assessment and reports to the Board of Directors.  The Board's role in risk oversight has not affected the leadership structure of our Board of Directors.

Executive Sessions. In 2012, our Independent Directors held one regular meeting in an "executive session" at which only the Independent Directors were present.  The Chair of the Nominating Committee acted as the lead independent director and presiding director for the executive session.  Mr. Bliss currently serves as the Chair of the Nominating Committee and acts in the capacity of lead independent director.  Our Independent Directors will continue to meet regularly and at least once annually.

Shareholder Communication with Directors.  Our Board of Directors provides a process for shareholders to send written communications to the entire Board or to individual directors.  To send a communication to the entire Board of Directors, your communication should be addressed to the Board of Directors and mailed to our corporate headquarters address below.  Written communications addressed in this manner will be copied and distributed to each director at or prior to the next Board meeting.

If you wish to communicate with an individual director, regardless of whether the director is an Independent Director, your communication should be addressed to such director's attention and mailed to our corporate headquarters address below.  Written communications received in this manner will be delivered to the director to whom they are addressed at or prior to the next Board meeting.

Communications sent to our Board of Directors or an individual director should be sent to Knight Transportation, Inc.; c/o Adam Miller, Secretary; 5601 West Buckeye Road; Phoenix, Arizona 85043.  In any case, any correspondence to our Board of Directors or an individual director will be subject to clearance through our normal security procedures.  Please note that we reserve the right not to forward, read, respond to, or otherwise regard any abusive, threatening, or inappropriate materials.

Committees of the Board of Directors

The Board of Directors has standing Audit, Nominating, Compensation, and Executive Committees.  The Board does not maintain any other standing committees.  The following table sets forth the membership and identifies the Chair of each of the standing committees of the Board of Directors as of March 31, 2013.

Name	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Donald A. Bliss			X	X – Chair
Michael Garnreiter	X – Chair
Kevin P. Knight			X – Chair
Gary J. Knight			X
Richard C. Kraemer	X			X
Richard J. Lehmann		X		X
G.D. Madden	X	X
Kathryn L. Munro		X – Chair	X

The Audit Committee

Purpose, Functions, Composition, and Meetings.  The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity, fairness and accuracy of our financial statements;

•	the qualifications, independence, and performance of our independent registered public accounting firm and performance of our internal audit function; and

•	our compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee's charter, the primary functions of the Audit Committee include:

•
annually obtaining and reviewing the independent registered public accounting firm's report describing our internal quality control procedures, any material issues raised during the review of such procedures, and any steps taken to deal with any such issues;

•	assessing the independent registered public accounting firm's independence, including any relationships between us and such firm;

•
reviewing and meeting with our management, internal auditors, and independent registered public accounting firm, as applicable, to discuss our quarterly and annual audited financial statements and specific related disclosures, our accounting policies and principles, and our internal financial controls and reporting systems;

•	discussing our earnings press releases (including financial information and earnings guidance provided to analysts and rating agencies) and policies regarding risk assessment and risk management;

•	meeting separately and periodically with our management, internal audit personnel, and independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response to any such problems or difficulties;

•
making determinations regarding the selection and retention of our independent registered public accounting firm and reviewing and pre-approving such firm's fees and the proposed scope of its services, and setting clear hiring policies for current and former employees of such accounting firm; and

•
regularly reporting to and reviewing with our Board of Directors any issues regarding the quality or integrity of our financial statements, our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm, and the performance of our internal audit function.

The Audit Committee met eight times during 2012.  Messrs. Garnreiter, Kraemer, and Madden currently serve on the Audit Committee, and Mr. Garnreiter serves as the Chair.

Audit Committee Member Independence.  Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07.  Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

In addition, the Board has determined that Mr. Garnreiter's simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on our Audit Committee.

Audit Committee Financial Expert.  The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5)(ii) of Regulation S-K, currently serves on the Audit Committee.  The Board of Directors has identified Mr. Garnreiter as an audit committee financial expert.  In the judgment of our Board, Mr. Garnreiter (i) meets the audit committee member independence criteria under applicable SEC rules, (ii) is independent, as independence for audit committee members is defined under applicable NYSE rules, and (iii) possesses satisfactory accounting and related financial management expertise, as our Board interprets such qualification in its business judgment under relevant SEC and NYSE rules.

Audit Committee Charter.  Our Audit Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Audit Committee periodically reviews the adequacy of its charter and makes recommendations for changes to the Board of Directors when appropriate.  A copy of the Audit Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2012 follows.

The Report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the quality and integrity of the financial reports, accounting and financial reporting processes, systems of internal controls over financial reporting, and the audit of the financial statements of Knight Transportation, Inc. (the "Company").  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements.  Rather, management of the Company has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company's financial statements and the overall reporting process, including maintenance of the Company's systems of internal controls.  The Company retains an independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), that is responsible for conducting independent quarterly reviews and an independent annual audit of the Company's financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), and issuing a report thereon.

In undertaking its responsibilities, the Audit Committee has discussed the Company's financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of the Company's internal controls over financial reporting with management and Grant Thornton.

For the fiscal year ended December 31, 2012, the Audit Committee has reviewed and discussed the audited financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton.  Specifically, the Audit Committee has discussed with Grant Thornton the matters required to be discussed pursuant to Item 2-07 of Regulation S-X (Communication with Audit Committees) of the U.S. Securities and Exchange Commission (the "SEC") and Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. I, AU Section 380) and as adopted by the PCAOB in Rule 3200T, and as superseded by Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance) adopted by the PCAOB.  The Audit Committee has received the written disclosures and the letter from Grant Thornton required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as amended, and discussed with Grant Thornton, as the Company's independent registered public accounting firm and audit, its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.  The Audit Committee also met in periodic executive sessions with each of Grant Thornton, management and the Company's internal audit personnel during 2012.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Michael Garnreiter, Chair Richard C. Kraemer, Member G.D. Madden, Member

The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings.  The purposes of the Nominating Committee are to assist the Board of Directors in improving our corporate governance, to train members of the Board, to improve the Board's governance functions, and to assist us in obtaining the highest quality independent directors.  As more fully detailed in the Nominating Committee's charter, the primary functions of the committee include:

•	evaluating the composition of the Board and selecting and recommending nominees for election or re-election to the Board or for appointment to fill Board vacancies;

•	developing and implementing regular and emergency succession plans for our senior management positions; and

•
reviewing and developing policies or making recommendations concerning other aspects of our corporate governance, such as the Board's committee structure, our corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest.

Messrs. Bliss, Kraemer, and Lehmann currently serve on the Nominating Committee, and Mr. Bliss serves as Chair.  All current members of the Nominating Committee are independent, as independence for nominating committee members is defined under applicable SEC regulations and NYSE listing standards.  In 2012, the Nominating Committee conducted three meetings.  The Nominating Committee also met in 2013 to act upon the nominations of directors standing for election in 2013 and approved the nominations of Kevin Knight, Randy Knight, and Michael Garnreiter as Class III directors and the nomination of Richard Kraemer as a Class I director and recommended their election.  Each nominee is presently a director and has consented to stand for re-election and to serve for a three-year term.

Nominating and Corporate Governance Committee Charter.  Our Nominating Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Nominating Committee periodically reviews its charter, as well those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and SEC and NYSE compliance, as well as recommends changes to the Board or Board committees when appropriate.  A copy of the Nominating Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Board Diversity.  In recommending candidates for the Board of Directors, the Nominating Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to us.  Our Nominating Committee does not have a formal policy with respect to diversity but considers it desirable if potential director nominees compliment and contribute to the Board's overall diversity and composition.  The Nominating Committee also considers each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among members of the Board.  Pursuant to the Nominating Committee's charter, all candidates are evaluated and selected consistent with our policy of nondiscrimination with respect to race, creed, religion, national origin, or gender.  We also interpret diversity to encompass an individual's ability to positively contribute to the chemistry and collaborative nature of our Board of Directors, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry.  The Nominating Committee periodically reviews and assesses the effectiveness of the Company's practices with respect to its consideration of diversity in identifying director nominees.

Process for Identifying and Evaluating Director Nominees.  Director nominees are chosen by the Nominating Committee.  The Nominating Committee reviews the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors.  The Nominating Committee also accepts recommendations of director candidates from our other outside directors and our executive officers, advisors, and shareholders.  Our Nominating Committee reviews all director nominee candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter, SEC regulations and NYSE listing standards.  Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board of Directors for consideration.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees.  The Nominating Committee assesses a director nominee candidate's judgment, integrity, independence, management or business skills, and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in their profession, knowledge of corporate governance issues and board functions, commitment to attend and actively participate in meetings and related board activities, other commitments and responsibilities, and such other factors as the Nominating Committee determines are appropriate in light of our needs and the needs of the Board.  With regard to specific individual qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient accounting or related financial management expertise, knowledge, experience, and training so as to qualify as an "audit committee financial expert" within the meaning of NYSE Rule 303A.07(a) and Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) all members of the Board of Directors who serve on our Compensation Committee satisfy the compensation committee membership criteria specified in NYSE Rule 303A.05.  Exhibit A of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees because they meet the criteria listed above and possess knowledge of our history, strengths and weaknesses, goals, objectives, and mission.  In addition to the qualifications and considerations described above, our Corporate Governance Guidelines contain additional director eligibility criteria that impact the director nomination process.

Consideration of Director Candidates Recommended by Shareholders.  The Nominating Committee will consider director candidates recommended by shareholders, provided the following procedural requirements are satisfied and any such recommendations further comply with applicable SEC rules and regulations setting forth the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  Shareholders are also encouraged to review and adhere to the director qualification standards and other requirements of our Corporate Governance Guidelines.

Candidate recommendations should be mailed via certified mail, return receipt requested, addressed to the attention of the Nominating and Corporate Governance Committee, and sent to our corporate headquarters address below.  To be considered, a shareholder recommendation must: (i) be received not less than 120 days prior to the first anniversary of the release date of the proxy statement for the prior year's Annual Meeting (by December 6, 2013 for director candidates to be considered for nomination for election at the 2014 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resumé and references, to enable the Nominating Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent;" (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of our Common Stock.

Candidate recommendations should be sent to Knight Transportation, Inc.; c/o Adam Miller, Secretary; 5601 West Buckeye Road; Phoenix, Arizona 85043.  Candidate recommendations received in this manner will be delivered to the Nominating Committee.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.  The Compensation Committee reviews, analyzes, recommends, and approves all aspects of executive compensation.  As more fully outlined in the Compensation Committee's charter, the primary purpose is to aid our Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including our CEO.  Our Compensation Committee has overall responsibility for evaluating and approving our compensation plans, programs and policies, and its other primary responsibilities include, among other things:

•
reviewing and approving corporate goals and objectives relating to the compensation of the CEO, evaluating the CEO's performance in light of those objectives, and determining and approving the CEO's compensation based upon this evaluation;

•	reviewing and making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards to our executive officers; and

•	administering our 2012 Equity Compensation Plan, as in effect from time-to-time.

Messrs. Lehmann and Madden and Ms. Munro currently serve on the Compensation Committee, and Ms. Munro serves as Chair.  The Compensation Committee met five times in 2012.  See Executive Compensation – Compensation Discussion and Analysis for a discussion of, including the role the Compensation Committee and our executive officers have in implementing, our processes and procedures for recommending and setting executive and director compensation.

Compensation Committee Member Independence.  Each member of our Compensation Committee satisfies the independence and compensation committee membership criteria set forth in NYSE Rules 303A.02(a)(ii) and 303A.05.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations.  Specifically, each member of the Compensation Committee:

•	is independent under NYSE Rule 303A.02;

•	meets the criteria for independence set forth in Rule 10C-1(b)(1) of the Exchange Act;

•	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company;

•	is not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary; and

•	does not have any other relationship with the Company that is material to the director's ability to be independent from management in connection with the duties of a Compensation Committee member.

In 2012, none of our Compensation Committee members had any business or personal relationship with any compensation consultant, legal counsel, or other advisor that was selected by or provided advice to our Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Compensation Committee periodically assesses the adequacy of its charter and recommends changes to our Board of Directors as appropriate.  A copy of the Compensation Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.  The Report of the Compensation Committee for 2012 follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Knight Transportation, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Shareholders to be held on May 16, 2013.

Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and that the information contained in this report be incorporated by reference into the Knight Transportation, Inc. Annual Report on Form 10-K for the year ended December 31, 2012.

Kathryn Munro, Chairperson Richard J. Lehmann, Member G.D. Madden, Member

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  In 2012, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2012, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity and  no executive officers of such other entity served as a member of our Board of Directors or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our directors and executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of the compensation of the members of the Compensation Committee.

The Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors when the Board of Directors is not in session.  The Executive Committee is currently comprised of Kevin Knight, Gary Knight, Donald Bliss, and Kathryn Munro.  The Executive Committee did not meet during 2012.

Other Board and Corporate Governance Matters

Director Evaluation Program.  The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our shareholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating Committee is also responsible for developing and recommending to the Board of Directors for approval an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Director Orientation and Training.  The Nominating Committee is responsible for developing and implementing an orientation program for new directors.  Under this program, we provide new, non-management directors a variety of materials to assist them in familiarizing themselves with our business, management structure, and operations and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees.  New, non-management directors also meet with members of our senior management and other non-management directors as part of their orientation.  We periodically provide materials to directors on various subjects to assist them in understanding our business and operations and in effectively discharging their duties.

Authority to Engage Advisors.  Each of the Audit Committee, the Nominating Committee, and the Compensation Committee is conferred by its respective charter and applicable SEC rules and NYSE listing standards with explicit authority to engage its own independent advisors, consultants, and legal counsel.

Management Succession Planning.  The Board of Directors has adopted a management succession plan that identifies emergency and potential long-term successors to our CEO, President, CFO, and certain other key members of senior management.  The Nominating Committee, following consultation with our CEO, is responsible for giving an annual report to the Board of Directors with regard to management succession planning.  After reviewing this report and consulting with the members of the Nominating Committee and the CEO, the Board of Directors makes any changes or updates to the management succession plan that it determines are appropriate.

Our Executive Officers and Significant Employees; Named Executive Officers

The following table sets forth, as of March 31, 2013, certain information regarding our executive officers (Kevin Knight, Gary Knight, Randy Knight, Keith Knight, David Jackson, and Adam Miller) and our two significant employees (Kevin Quast and James Updike, Jr.).  Biographies for our executive officers and significant employees are also provided below, except for those regarding Kevin Knight, Randy Knight, and Gary Knight, whose biographies are given under Proposal No. 1 – Election of Class III Directors – Class III Director Nominees and Continuing Directors – Class II Directors.

Our CEO, CFO, and three other most highly compensated executive officers are collectively our "Named Executive Officers."  Each of our five Named Executive Officers for the year ended December 31, 2012 is identified in the table below with an asterisk.

Name	Age	Position
Kevin P. Knight*	56	Chairman of the Board and CEO

Gary J. Knight*	61	Vice Chairman of the Board

Randy Knight	64	Vice Chairman of the Board

Keith T. Knight*	58	Chief Operating Officer ("COO")

David A. Jackson*	37	President

Adam Miller*	32	CFO, Secretary, and Treasurer

Kevin Quast	46	Executive Vice President and Chief Operations Officer

James E. Updike, Jr.	40	Executive Vice President of Sales and Marketing

Keith T. Knight has served as our COO since May 2006.  Prior to his appointment as COO, Mr. Knight served as our Executive Vice President from 1993 until May 2006, and has been one of our officers since 1990.  He served as a member of our Board of Directors from 1990 to 2004.  From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and Manager of Swift's Los Angeles terminal.

David A. Jackson joined us in April 2000.  He has served as our President since February 2011 and was also our CFO from January 2004 until May 2012.  Mr. Jackson served as our Treasurer from May 2006 to February 2011 and our Secretary from November 2007 to February 2011.  Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004.

Adam Miller joined us in September 2002.  He was appointed as our CFO in May 2012 and has also served as our Secretary and Treasurer since February 2011.  Prior to becoming CFO of the Company, Mr. Miller served as the Senior Vice President of Accounting and Finance from February 2011 to May 2012 and as Controller of Knight Refrigerated, LLC from January 2006 to February 2011.  Prior to his appointment as Controller of Knight Refrigerated, LLC, Mr. Miller served in several other accounting and finance positions at Knight since 2002.

Kevin Quast joined us in January 1996.  He has served as Executive Vice President and Chief Operations Officer since February 2011.  Prior to his appointment as Executive Vice President and Chief Operations Officer, Mr. Quast served as the Business Unit Leader for the Southeast since May 2010.  Prior to his appointment as Business Unit Leader for the Southeast, Mr. Quast served in several senior sales and operations positions in the Southeast region since 2001 and in other operating departments since 1996.

James E. Updike, Jr. joined us in December 1996.  He has served as Executive Vice President of Sales and Marketing since February 2011.  Prior to his appointment as Executive Vice President of Sales and Marketing, Mr. Updike served as Vice President of Sales at Knight Refrigerated, LLC since September 2006 and as General Manager since July 2008.  Prior to joining Knight Refrigerated, LLC, Mr. Updike served in several sales management and operations positions at Knight since 1996.

See Proposal No. 1 – Election of Class III Directors and Continuing Directors for information concerning the business experience of Kevin Knight, Randy Knight, and Gary Knight.

In 2012, none of our executive officers had any business or personal relationship with any compensation consultant, legal counsel, or other advisor (including any such advisor's employer) that was selected by or provided advice to the Compensation Committee.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers has also consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own (directly or indirectly) more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities.  Our officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such reports (including any amendments thereto) furnished to us, or written representations that no other reports were required, we believe that during the 2012 fiscal year, we believe that all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with during the year ended December 31, 2012, except that one Form 4 reporting one stock transaction was filed late for Mr. Updike and one Form 4 reporting one stock transaction was filed late for Erick Kutter, President of Knight Refrigerated, LLC.  Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through the Shareholders section of our website at http://www.knighttrans.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement discusses the executive compensation of our Named Executive Officers and explains to our shareholders how our executive compensation programs, policies and decisions are formulated, applied and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each respective Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which is comprised only of directors who satisfy applicable SEC and NYSE independence requirements, oversees and administers our executive compensation policies and practices.

Overview and Philosophy of Compensation

The Compensation Committee oversees all of our executive officer compensation arrangements.  The Compensation Committee has the responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our shareholders.  The Compensation Committee also reviews and approves all forms of incentive compensation, including stock option grants, stock grants, restricted stock unit ("RSU") grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.  The Compensation Committee has not engaged or received reports from any third-party compensation consultants.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Our primary executive compensation goals include attracting, motivating, and retaining qualified executive officers who create long-term value for our shareholders.  We seek to accomplish these goals by rewarding past performance, incentivizing future performance, and aligning our executive officers' long-term interests with those of our shareholders.  Our compensation program is designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value.  (In this Proxy Statement, the terms "shareholder value" and "shareholder return" generally refer to the percentage increase in the value of our shareholders' Company shares.)  Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives' incentives to increase our stock price and maximize shareholder value.  In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs.  Our primary strategy for building senior management depth has been to develop personnel from within our Company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.  Accordingly, in many instances, we build our compensation elements around long-term retention and development, together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive compensation.  The total compensation for senior executive officers, including the Named Executive Officers, consists of one or more of the following five components: (i) base salary; (ii) performance-based and/or discretionary annual cash bonus, (iii) long-term equity incentives in the form of stock-based awards or grants; (iv) other compensation, including specified perquisites; and (v) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities, overall economic conditions, and our recent historical performance.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of factors such as the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of shareholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executives' performance where such recognition is warranted, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.  The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels at public companies, and the historical compensation levels of the executive officers, and, with respect to executives other than the CEO, we generally consider the recommendations of the CEO and management.  We generally do not rely on rigid formulas (other than performance measures under the objective portion of our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following summarizes the compensation elements we used to motivate and retain our Named Executive Officers for the fiscal year ended December 31, 2012.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating shareholder value.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the executive's leadership, integrity, scope of responsibilities, dedication to us and our shareholders, past performance, and future potential of providing value to our shareholders.  The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer's position or responsibilities or if comparative market salary practices differ significantly.  We set our base salaries at a level that encourages our executive officers to achieve their incentive compensation in order to earn the total compensation they desire.  We believe this mix of compensation helps us incentivize our executives to maximize shareholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.  The 2012 base salaries of our Named Executive Officers are disclosed in the Summary Compensation Table.

Incentive Compensation

Performance-Based and Discretionary Annual Cash Bonuses

We use our Performance Cash Bonus Plan (defined below) to provide annual incentives to executive officers in a manner designed to (i) link increases in compensation to our income targets in order to reinforce cost controls, (ii) reinforce our performance goals, and (iii) link a significant portion of our executives' compensation to the achievement of such goals.  We also use the Performance Cash Bonus Plan to preserve for our benefit a federal tax deduction for payments of incentive compensation to our executive officers.  Cash bonuses are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  On December 21, 2005, our shareholders approved our 2005 Executive Cash Bonus Plan (the "Performance Cash Bonus Plan"), and on May 20, 2010, our shareholders re-approved the Performance Cash Bonus Plan.

Under the Performance Cash Bonus Plan, the Compensation Committee is required to set, for each executive officer, one or more objective performance targets.  The annual cash bonus amount awarded to each executive officer is primarily dependent upon us reaching or exceeding specified, objective performance targets.  Performance targets may be based on the attainment of specified levels of one or any variation or combination of the factors listed in the Performance Cash Bonus Plan.  Corporate performance targets typically have related to profitability and revenue and earnings growth to align cash compensation payments with our performance.  Additionally, individual performance targets may be based on the successful implementation of corporate policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The Compensation Committee sets the specific performance targets for each executive officer after engaging in active dialog with our CEO concerning our strategic objectives and performance and reviewing the appropriateness of the financial measures used in the Performance Cash Bonus Plan.

Concurrently with establishing the performance targets, the Compensation Committee also establishes a maximum cash bonus award opportunity for each executive officer under the Performance Cash Bonus Plan, typically expressed as a percentage of base salary as of the commencement of the performance period.  For 2012, the maximum bonus target was 60% of base salary for our CEO and ranged from 30% to 40% for our other Named Executive Officers.  Our Performance Cash Bonus Plan contains an annual maximum cash bonus limitation of $2.0 million for any participant, but the maximum award approved for any individual executive has never exceeded $354,000.  In determining an executive officer's maximum cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, and (iii) each of the other elements comprising the executive's total compensation.  When calculating the cash bonus earned by an executive officer under the Performance Cash Bonus Plan, the Compensation Committee may, in its sole discretion, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive's maximum cash bonus actually earned based on achievement of the objective performance criteria.  Further, the Compensation Committee is required to certify, prior to payment of a bonus under the Performance Cash Bonus Plan, that the executive officer achieved the respective performance targets underlying the cash bonus.

The Compensation Committee also administers a discretionary cash bonus program ("Discretionary Cash Bonus Program") for achievements in leadership, innovation, initiative, and other non-objective performance indicia outside the Performance Cash Bonus Plan.  These awards are made on a discretionary basis, may not be part of the cash bonus opportunity in any given year, and are unrelated to the attainment of the Performance Cash Bonus Plan's objective performance criteria.  An award under the Discretionary Cash Bonus Program may not be used to make up for an award that was not earned under the Performance Cash Bonus Plan's objective performance criteria and will not be exempt from the $1.0 million deductibility limit under Section 162(m) of the Code.

The performance-based and discretionary annual cash bonuses awarded to our Named Executive Officers are disclosed in the Summary Compensation Table.

Long-Term Incentives

On May 17, 2012, our shareholders approved our 2012 Equity Compensation Plan (the "Equity Compensation Plan").  The Equity Compensation Plan is an equity compensation plan that we use to accomplish our compensation goals by providing our executive officers with long-term incentives.  We also use the Equity Compensation Plan to align our executives' and shareholders' long-term interests by creating a strong, direct link between executive compensation and shareholder return.

Under the Equity Compensation Plan, the Compensation Committee may grant stock options, restricted stock, restricted stock units, or other forms of equity-based awards as forms of executive officer compensation.  The Equity Compensation Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards, which often value a company's long-term prospects, and granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as stock options or RSU grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules incentivize executives to remain with us over an extended period of time.  Thus, we believe the Equity Compensation Plan is an effective way of aligning the interests of our executive officers with those of our shareholders.

In determining our long-term incentive compensation, our Compensation Committee evaluates which equity award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term shareholder value.  The Compensation Committee considers several factors when determining the size of the award to our executive officers, including (i) the recommendations of our CEO (except as to his own awards); (ii) the value of the grant in relation to other elements of total compensation; (iii) the number and type of equity grants currently held by the executive; (iv) the number and type of awards granted to the executive in prior years; and (v) the executive's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards table for further details regarding long-term incentives awarded to our Named Executive Officers.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  The costs of these benefits generally constitute only a small percentage of each executive's total compensation, with the exception being the air travel allowance for our CEO as described below.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.  The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the All Other Compensation column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive and standard compared to those offered by other publicly traded companies in our general industry.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Kevin Knight has been our CEO since 1993 and has served as Chairman of the Board since 1999.  Since Mr. Knight became our CEO, we have achieved considerable growth in revenue, earnings, and market value.  In discussions with Mr. Knight, the Compensation Committee determined that the following items were most important to motivating continued performance from Mr. Knight, as the CEO:  (i) a base salary that is commensurate with his level of responsibility and commitment to us, but not so high that it would undermine our cost-control culture; (ii) a significant amount of equity compensation to align Mr. Knight's compensation with increasing shareholder value; and (iii) a travel allowance that would permit use of private aircraft at Mr. Knight's discretion to manage our expansive geographic presence without unduly affecting his availability for business or his lifestyle.  Mr. Knight does not participate in the determination of his own compensation.  However, Mr. Knight voluntarily reduced his salary since 2008 due to the difficult economic environment in which we were operating and his commitment to our financial performance.  Effective in April 2012, Mr. Knight's salary was restored to $590,000 annually from his previous voluntary annual salary level of $440,000.

For 2012, the Compensation Committee also approved a performance-based cash bonus opportunity under which Mr. Knight was eligible to receive a cash bonus of up to 60% of his base salary under the Performance Cash Bonus Plan (the "Bonus Plan Compensation").  The percentage of salary assigned to Mr. Knight's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Knight's ability to affect corporate performance based on his responsibilities, (ii) the composition of Mr. Knight's total compensation package, including the fact that his salary remained constant since 2008 (although the voluntary reduction of his salary ended in March 2012), and (iii) our long-term profitability and earnings goals.  Mr. Knight's potential bonus as a percentage of his salary was greater than the other Named Executive Officer's because the Compensation Committee believed that, based upon his responsibilities, Mr. Knight had a greater ability to affect corporate performance than the other Named Executive Officers.

In connection with the maximum performance-based cash bonus opportunity described above, the Compensation Committee set performance targets related to consolidated earnings growth and consolidated revenue growth (the "2012 Performance Targets").  One-half of the maximum bonus opportunity was tied to consolidated earnings growth targets and one-half was tied to achieving consolidated revenue growth targets.  The 2012 Performance Target range for earnings targets was from 33% target bonus achievement at 5.0% earnings growth to 100% bonus target achievement at 15% earnings growth.  The 2012 Performance Target range for consolidated revenue growth was from 33% target bonus achievement at 5.0% consolidated revenue growth to 100% bonus target achievement at

15% consolidated revenue growth.  In December 2012, the Compensation Committee reassessed the 2012 executive compensation components for Mr. Knight.  Given the economic environment at the date the targets were adopted, the Compensation Committee viewed the 2012 Performance Targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2012 Performance Targets were generally based upon Company performance goals and were therefore recommended by those members of our management team (Kevin Knight, David Jackson, and Adam Miller) having the most suitable and comprehensive knowledge of overall Company performance and goals.  Following its thorough review and discussion, the Compensation Committee approved the 2012 Performance Targets upon determining that such targets align management compensation with the Company's performance goals.  The 2012 Performance Targets did not reflect any opinion or projection of management concerning earnings expectations for the year.  The Compensation Committee also decided to utilize the Discretionary Cash Bonus Program in consideration of the overall challenging economic conditions throughout 2012 and Mr. Knight's prior voluntary salary reduction.

The Compensation Committee met in February 2013 to discuss and review the 2012 Performance Targets for Mr. Knight.  The Compensation Committee reviewed the foregoing policies, our financial and operating performance, and the 2012 Performance Targets with Messrs. Knight, Jackson, and Miller.  Consolidated earnings growth was 12.9% and consolidated revenue growth before fuel surcharge was 7.9%, which represented partial achievement of these Performance Targets of the Performance Cash Bonus Plan.  Accordingly, the Compensation Committee awarded Mr. Knight $177,000 as Bonus Plan Compensation.  The Compensation Committee also approved the award of a discretionary bonus to Mr. Knight of $177,000 under the Discretionary Cash Bonus Program.  In making its determination, the Compensation Committee considered whether key members of our management were paid sufficiently when compared to other similarly situated management personnel at our peer companies.  The Compensation Committee also acknowledged Mr. Knight's prior voluntary salary reduction and necessary and appropriate compensation to ensure executive retention.

During 2012, we also paid a pre-determined amount for the business-related air travel of Kevin Knight, in his role as our CEO.  Mr. Knight used the allowance at his discretion for all of his business-related air travel, whether commercial or charter.  With approximately 30 locations across the United States and numerous investor, supplier, industry, and other destinations, Mr. Knight was, and continues to be, required to travel by air frequently to carry out his responsibilities.  Some of this travel involved a personal component, although we believe the personal component is immaterial compared to the business-related travel.  The Compensation Committee believes that the air travel allowance was reasonable because it enhances Mr. Knight's ability to carry out his responsibilities as CEO.  The Compensation Committee also desired to avoid the complications of allocating business versus personal travel expenses on trips with more than one function and therefore provided Mr. Knight with the pre-determined allowance amount to use at his discretion for travel expenses, with any excess being payable personally by him.  In January 2009, Mr. Knight voluntarily reduced his annual air travel allowance by $100,000, from $250,000 to $150,000, in recognition of difficult economic conditions.  This voluntary reduction continued at the same level until April 2012, when Mr. Knight's air travel allowance was restored to $250,000 annually from his previous voluntary allowance of $150,000.  The amount of Mr. Knight's air travel allowance is paid at the same time as salary payments, is used at his discretion, and is not grossed-up for tax purposes.  During 2012, Mr. Knight also received a cash vehicle allowance of approximately $17,160.  Both the air travel allowance and the vehicle allowance are included in the "All Other Compensation" column of the Summary Compensation Table.

In 2012, in addition to providing medical, dental, and group life insurance to Mr. Knight, we also contributed $850, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of Mr. Knight.  We report the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO, the form and amount of compensation was recommended by the CEO.  As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO's recommendations with respect to the compensation levels and forms were appropriate for 2012.  The form of compensation was substantially consistent with past years, with compensation consisting primarily of salary, cash bonus based on the achievement of certain financial and operating goals, and equity awards.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results during 2011 and 2012, the duties and responsibilities of each executive, and the length of time each executive has been with us as further described in each executive's biography found herein.

Effective August 1, 2008, Keith Knight and Gary Knight voluntarily reduced their salaries by $100,000 annually from $350,000 to $250,000 and $227,500 to $127,500, respectively.  Based on the improved operating environment during 2010, the Compensation Committee recommended in August 2010 that the voluntary salary reductions put in place in 2008 be adjusted so that their salaries were reduced by $50,000 annually.  However, Keith Knight and Gary Knight voluntarily continued their salary reduction at the rate of $75,000 annually.  Effective in April 2012, the salaries of Keith Knight and Gary Knight were restored to previous levels at $350,000 and $227,500, respectively.  In May 2012, Mr. Jackson's annual base salary was increased to $225,000 from $200,000, and Mr. Miller's annual base salary was increased to $150,000 from $125,000.

For 2012, the Compensation Committee also approved a performance-based cash bonus opportunity under the Performance Cash Bonus Plan and under which each of David Jackson and Keith Knight was eligible to receive a cash bonus of up to 40% of his base salary and each of Adam Miller and Gary Knight was eligible to receive a cash bonus of up to 30% of his base salary as Bonus Plan Compensation.  The percentage of salary assigned to each Named Executive Officer was based on the CEO's recommendation and the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, and (iii) our long-term profitability and earnings goals.

In connection with the performance-based cash bonus opportunities described above, the Compensation Committee set performance targets related to consolidated earnings growth and consolidated revenue growth.  One-half of the maximum bonus opportunity was tied to earnings growth targets and one-half was tied to revenue growth targets.  The 2012 Performance Target range for earnings targets was from 33% target bonus achievement at 5.0% earnings growth to 100% bonus target achievement at 15% earnings growth.  The 2012 Performance Target range for consolidated revenue growth was from 33% target bonus achievement at 5.0% consolidated revenue growth to 100% bonus target achievement at 15% consolidated revenue growth.  In December 2012, the Compensation Committee also reassessed the 2012 executive compensation components for our other Named Executive Officers.  Given the economic environment at the date the targets were adopted, the Compensation Committee viewed the 2012 Performance Targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2012 Performance Targets were recommended by management and approved by the Compensation Committee, as discussed above regarding our CEO's compensation.  The 2012 Performance Targets did not reflect any opinion or projection of management concerning earnings expectations for the year.  The Compensation Committee also decided to utilize the Discretionary Cash Bonus Program in consideration of the overall challenging economic conditions throughout 2012, prior voluntary salary reductions made by certain executive officers, and the impact of our stock price on our executives' outstanding equity awards.

The Compensation Committee met in February 2013 to discuss and review the 2012 Performance Targets for the Named Executive Officers.  The Compensation Committee reviewed the foregoing policies, our financial and operating performance, and the 2012 Performance Targets with the CEO.  The 2012 Performance Targets for the CEO and other Named Executive Officers are consistent.  As discussed above, the consolidated earnings growth and consolidated revenue growth 2012 Performance Targets were both partially achieved.  Management therefore recommended to our Compensation Committee that the amounts of the potential bonuses awarded to our other Named Executive Officers be based upon the 2012 Performance Target percentages achieved.  Accordingly, the Compensation Committee awarded Keith Knight, Gary Knight, David Jackson, and Adam Miller $70,000, $34,125, $45,000, and $22,500, respectively, as Bonus Plan Compensation for amounts earned under the 2012 Performance Targets.  In addition, upon the recommendation of management, the Compensation Committee approved the awards of a discretionary bonus to Keith Knight, Gary Knight, David Jackson, and Adam Miller of $70,000, $34,125, $67,500, and $37,500, respectively, under the Discretionary Cash Bonus Program.  In making its determination, the Compensation Committee considered whether key members of our management were paid sufficiently when compared to other similarly situated management personnel at our peer companies.  The Compensation Committee also acknowledged prior voluntary salary reductions made by certain executive officers and ensuring executive retention by providing necessary and appropriate compensation.

Except as described above with respect to the CEO, we did not pay for the personal air travel of any of our other executive officers, including our other Named Executive Officers.  However, similar to our CEO, our other Named Executive Officers receive a vehicle allowance or are provided a company vehicle.  In 2012, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $850, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of each Named Executive Officer.  We report the vehicle allowance and the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table.

Compensation Decisions with Respect to 2013

In February 2013, the Compensation Committee also approved maximum performance-based cash bonus opportunities for 2013 under which (i) Kevin Knight is eligible to receive a cash bonus of up to 60% of his base salary; (ii) each of Keith Knight and David Jackson is eligible to receive a cash bonus of up to 40% of his base salary; and (iii) Gary Knight and Adam Miller are eligible to receive a cash bonus of up to 30% of his base salary.  As in 2012, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to affect corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, and (iii) our long-term profitability and earnings goals.  For 2013, each Named Executive Officer's performance-based cash bonus will be paid under the Performance Cash Bonus Plan.  The Compensation Committee also may award additional cash bonuses under the Discretionary Cash Bonus Program for achievements in leadership, innovation, initiative, and other indicia outside of the Performance Cash Bonus Plan.

In connection with the maximum performance-based cash bonus opportunities described above, the Compensation Committee set performance targets related to the change in earnings compared with earnings in 2012 and annual consolidated revenue growth (the "2013 Performance Targets").  One-half of the maximum bonus opportunity is tied to consolidated earnings growth and one-half is tied to consolidated revenue growth.  The 2013 Performance Target range for earnings targets is from 25% target bonus achievement at 6.0-7.9% earnings growth to 100% bonus target achievement at 12% or higher earnings growth.  The 2013 Performance Target range for consolidated revenue growth is from 25% target bonus achievement at 4.0-5.9% revenue growth to 100% bonus target achievement at 10% or higher revenue growth.  Given the economic and freight environment at the date the targets were adopted, the Compensation Committee viewed the 2013 Performance Targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2013 Performance Targets were recommended by management and approved by the Compensation Committee.  The 2013 Performance Targets do not reflect any opinion or projection of management concerning earnings expectations for the year.

At its February 2013 meeting, the Compensation Committee approved a grant of 13,000 RSUs to Mr. Jackson and 8,000 RSUs to Mr. Miller.  Each RSU award vests annually in equal 20% increments over a five-year period beginning on January 31, 2014.  In determining the grants, the Compensation Committee considered each individual's respective position with us, responsibilities, and ability to affect the Company's profitability and create shareholder value.  In addition, our Compensation Committee also considered the importance of ensuring that key members of our senior management who are not Knight family members accumulate a meaningful equity stake in the Company that aligns their interests with those of our shareholders.  With respect to the size of each grant, the Compensation Committee also took into consideration the Company's consolidated earnings and revenue growth and management's recommendations.  These RSU grants were awarded in February 2013, and no RSU grants were made in 2012.

Benchmarking Compensation

We do not formally benchmark salary or total executive compensation against the executive compensation of any other particular company or competitive peer group of companies.  From time to time, the Compensation Committee has considered the form and level of executive compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization in general in order to obtain a broad understanding of such companies' compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

As required by SEC rules, the Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on the Company.

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks.  Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based and discretionary annual bonuses), other compensation that includes perquisites, and employee benefits generally available to all of our employees.  Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse impact on the Company.  In making this determination, our Compensation Committee primarily considered the following factors:

•	Long-term incentive compensation awards are generally tied to our overall revenue and earnings growth.

•
Annual performance-based cash bonus compensation awarded under our Performance Cash Bonus Plan is equal to 30% to 60% of base salary amounts so as not to encourage short-term risk taking, and potential discretionary bonuses also encourage appropriate behavior.

•	Equity awards frequently have staggered or long-term vesting schedules and further align executive compensation with increasing shareholder value.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

•	Three of our Named Executive Officers are among our largest shareholders, which aligns their interests with those of our shareholders generally.

•
Our internal controls over financial reporting, audit practices, corporate governance guidelines, and codes of ethics and financial responsibilities were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

Role of Shareholder "Say-on-Pay" Vote

We provide our shareholders with an annual advisory vote to approve the compensation of our executive officers (commonly referred to as a "say-on-pay" proposal) pursuant to Section 14A of the Exchange Act.  At our 2012 Annual Meeting of Shareholders, our shareholders approved the "say-on-pay" proposal by the affirmative vote of approximately 99.0% of the shares cast on that proposal.  The Compensation Committee believes the voting results affirm shareholders' support of the Company's executive compensation program and policies and approach to executive compensation, and therefore the Compensation Committee did not change its approach during 2012.  The Compensation Committee will continue to consider the outcome of the Company's "say-on-pay" proposals when making future compensation decisions for our Named Executive Officers.

Employment Agreements

We currently do not have any employment contracts, severance agreements, change-of-control agreements, or other agreements or arrangements with our executive officers, including our Named Executive Officers, that provide for payment or benefits to any executive officer at, following, or in connection with a change in control, a change in an executive officer's responsibilities, or an executive officer's termination of employment, including resignation, severance, retirement, or constructive termination.  Each of the Named Executive Officers is employed at will.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2012 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2012, (i) our CEO, (ii) our CFO, and (iii) our two other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Kevin P. Knight, Chairman and CEO	2012	555,385	177,000	177,000	250,013	1,159,398
	2011	440,000	-	87,912	171,100	699,012
	2010	403,462	-	176,000	168,010	747,472
Adam Miller, CFO, Secretary and Treasurer(4)	2012	140,096	37,500	22,500	11,654	211,750

David A. Jackson, President	2012	215,096	67,500	45,000	5,422	333,018
	2011	198,846	15,000	26,640	3,631	244,117
	2010	182,692	9,500	38,000	850	231,042
Keith T. Knight, COO	2012	332,692	70,000	70,000	19,822	492,514
	2011	275,000	-	36,630	18,031	329,661
	2010	256,731	18,288	73,425	15,250	363,694
Gary J. Knight, Vice Chairman	2012	210,192	34,125	34,125	15,682	294,124
	2011	152,953	-	15,235	14,035	182,223
	2010	134,231	7,625	30,500	12,637	184,993

(1)
Voluntary salary reductions began in 2008.  Kevin Knight, Keith Knight, and Gary Knight voluntarily reduced their salaries for fiscal 2010 and 2011.  Salaries were restored effective April 2012, to annual salaries of $590,000, $350,000, and $227,500 for Kevin Knight, Keith Knight, and Gary Knight, respectively.

(2)
The compensation disclosed in this column for 2012 represents Bonus Plan Compensation awarded under our Performance Cash Bonus Plan.  Refer to the Grants of Plan-Based Awards table and Executive Compensation – Compensation Discussion and Analysis for further information regarding the 2012 Bonus Plan Compensation for our Named Executive Officers.

(3)	See the All Other Compensation table for additional information.

(4)	Mr. Miller was not a Named Executive Officer during 2011 or 2010.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table for 2012.

Name	Year	Perquisites and Other Personal Benefits(1) ($)		Cash Dividends for Restricted Stock Units Vested in 2012 ($)	Contributions to Retirement and 401(k) Plans ($)	Total ($)
Kevin P. Knight	2012	244,083	(2)	5,080	850	250,013
Adam Miller	2012	8,532		2,272	850	11,654
David A. Jackson	2012	-		4,572	850	5,422
Keith T. Knight	2012	14,400		4,572	850	19,822
Gary J. Knight	2012	11,784		3,048	850	15,682

(1)
This column represents the total amount of perquisites and other personal benefits provided to the Named Executive Officer with a total value that was equal to or exceeded $10,000. Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company.  In this column, the amount disclosed for Kevin Knight represents compensation for his air travel allowance and vehicle allowance, as disclosed in the following footnote.  For each of the other Named Executive Officers, excluding Kevin Knight, this amount represents compensation for the vehicle allowance.

(2)
Of the total amount disclosed for Kevin Knight, $226,923 is attributed to his air travel allowance and $17,160 is attributed to his vehicle allowance.  Mr. Knight voluntarily reduced his annual air travel allowance to $150,000 in January 2009, and such allowance was restored to its previous $250,000 annual amount in April 2012.  For further discussion, refer to Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Compensation Paid to Our Chief Executive Officer. The vehicle allowance for Mr. Knight was computed based upon the Company's out-of-pocket costs for monthly lease payment, fuel, and operating costs.

Narrative to Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2012 under our Performance Cash Bonus Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold(2) ($)	Target(3) ($)	Maximum ($)
Kevin P. Knight	2/09/2012	59,000	177,000	354,000
Adam Miller	2/09/2012	7,500	22,500	45,000
David A. Jackson	2/09/2012	15,000	45,000	90,000
Keith T. Knight	2/09/2012	23,333	70,000	140,000
Gary J. Knight	2/09/2012	11,375	34,125	68,250

(1)
These columns represent the potential value of 2012 Bonus Plan Compensation for each Named Executive Officer under our Performance Cash Bonus Plan, for which target amounts were approved by the Compensation Committee on February 9, 2012.  See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2012 Performance Targets related to Bonus Plan Compensation for each Named Executive Officer.  The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2012 base salary.  Some of the 2012 Performance Targets to qualify for a payout under the Performance Cash Bonus Plan were met and, accordingly, Bonus Plan Compensation awards were paid under this plan.  The Bonus Plan Compensation paid to each Named Executive Officer is shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for fiscal year 2012.

(2)	The bonus threshold set forth in this column is the minimum amount payable with respect to an award in the event that certain performance targets are met.

(3)
The bonus target set forth in this column is based upon fifty percent (50%) of the bonus maximum.  The 2012 Performance Target payout amounts shown in this column are also disclosed in the Summary Compensation Table for fiscal year 2012 and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

Narrative to Grants of Plan-Based Awards

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all outstanding equity grants held by our Named Executive Officers as of December 31, 2012.  All outstanding equity awards are in shares of our Common Stock.

Name	Option Awards(1)				Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Kevin P. Knight	08/06/2004	67,500	$12.57	08/05/2014
	08/19/2005	750,000	$15.68	08/18/2015
	05/24/2006	75,000	$18.44	05/23/2016
	05/24/2007	45,000	$18.23	05/23/2017
	05/22/2008	75,000	$17.29	05/21/2018
					10/30/2009	43,000	$629,090
Adam Miller	08/07/2003	158	$11.44	08/06/2013
	03/19/2004	450	$10.54	03/18/2014
	04/26/2005	675	$14.48	04/25/2015
	05/18/2006	1,500	$18.75	05/17/2016
	05/19/2006	1,000	$18.77	05/18/2016
	05/25/2007	2,500	$18.20	05/24/2017
	02/29/2008	5,335	$14.79	02/27/2018
	05/22/2008	5,000	$17.29	05/21/2018
					10/30/2009	17,200	$251,636
					11/30/2011	9,000	$131,670
David A. Jackson	08/07/2003	788	$11.44	08/06/2013
	05/24/2006	15,000	$18.44	05/23/2016
	05/24/2007	12,500	$18.23	05/23/2017
	02/29/2008	9,304	$14.79	02/27/2018
	05/22/2008	20,000	$17.29	05/21/2018
					10/30/2009	38,700	$566,181
Keith T. Knight	08/06/2004	22,500	$12.57	08/05/2014
	08/19/2005	30,000	$15.68	08/18/2015
	05/24/2006	30,000	$18.44	05/23/2016
	05/24/2007	20,000	$18.23	05/23/2017
	05/22/2008	40,000	$17.29	05/21/2018
					10/30/2009	38,700	$588,181
Gary J. Knight	08/06/2004	22,500	$12.57	08/05/2014
	08/19/2005	22,500	$15.68	08/18/2015
	05/24/2006	15,000	$18.44	05/23/2016
	05/24/2007	12,500	$18.23	05/23/2017
	05/22/2008	15,000	$17.29	05/21/2018
					10/30/2009	25,800	$377,454

(1)
In the first quarter of 2012, the Compensation Committee approved the accelerated vesting of certain stock options that were issued prior to 2009. As of December 31, 2012, all such options outstanding for the Named Executive Officers then became fully vested and exercisable.  For that reason, the "Number of Securities Underlying Unexercised Options, Unexercisable" column of this table has been omitted.

(2)
Equity awards listed in this column represent restricted stock units (RSUs) awarded to our Named Executive Officers. As of December 31, 2012, RSUs granted on Oct. 30, 2009 will vest gradually over the following 13-year period: 6% vested on January 31, 2011, 8% vested on January 31 of 2012, 9% vested on January 31, 2013 to 2015, 5% will vest on January 31, 2014 and 2015, 6% will vest on January 31, 2016, 7% will vest on January 31, 2017, 8% will vest on January 31, 2018, 9% will vest on January 31, 2019, 10% will vest on January 31, 2020, 11% will vest on January 31, 2021, 12% will vest on January 31, 2022, and 4% will vest on January 31, 2023. RSUs granted on November 30, 2011 will vest gradually over the following five-year period: 10% vested on November 30, 2012, 15% will vest on November 30, 2013, 20% will vest on November 30, 2014, 25% will vest November 30, 2015, and 30% will vest on November 30, 2016.

(3)	Market value of stock awards was based on the market closing price of our stock on December 31, 2012, which was $14.63, by the number of restricted shares that have not vested.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the values realized upon vesting of RSUs during fiscal year 2012.  Our Named Executive Officers did not exercise any stock options during 2012, and therefore no stock option exercises are reported in the table.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Kevin P. Knight	4,000	70,440
Adam Miller	2,600	43,206
David A. Jackson	3,600	63,396
Keith T. Knight	3,600	63,396
Gary J. Knight	2,400	42,264

(1)	Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Donald A. Bliss	25,625	25,615	51,240
Michael Garnreiter	27,500	27,487	54,987
Richard J. Lehmann	25,000	24,991	49,991
G.D. Madden	25,000	24,991	49,991
Kathryn L. Munro	26,000	25,993	51,993
Richard C. Kraemer	19,375	19,359	38,734

(1)	This column represents the amount of cash compensation paid in 2012 for Board and committee service.

(2)
This column represents the expense recognized for financial statement reporting purposes with respect to the 2012 fiscal year for the fair value of stock awards granted to each non-employee director in 2012, in accordance with FASB ASC Topic 718 (formerly SFAS 123R).  On May 17, 2012, Donald Bliss received 1,560 shares; Michael Garnreiter received 1,674 shares; Richard Lehmann received 1,522 shares; G.D. Madden received 1,522 shares; Kathryn Munro received 1,583 shares; and Richard Kraemer received 1,179 shares of our Common Stock.  Each director's respective stock award was determined by dividing the current year's director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $16.42 per share.

Narrative to Director Compensation

The Board of Directors, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our directors who are not 10% shareholders or our officers or employees (collectively, the "Outside Directors").  During the first half of 2012, our Outside Directors received annual compensation of $45,000 payable 50% in cash and 50% in Common Stock.  On May 17, 2012, the Compensation Committee proposed and our Board approved a revised director compensation plan (the "Current Director Compensation Plan").  Under such plan, our Outside Directors received annual compensation of $50,000 payable 50% in cash and 50% in Common Stock.  The number of shares issued on May 17, 2012, was determined by dividing the amount of the compensation subject to payment in Common Stock by the closing market price of our

Common Stock on the date of the grant.  The Common Stock was issued as stock grants under the Independent Director provision of our Equity Compensation Plan, which reserved 200,000 shares of our Common Stock for compensatory stock grants to Outside Directors.

No fees were paid for attendance at meetings during 2012.  However, under the Current Director Compensation Plan, in addition to the $50,000 retainer discussed above, the following retainers were paid to our Outside Directors:  the Chair of the Audit Committee received an annual fee of $10,000 payable 50% in cash and 50% in Common Stock; the Chair of the Compensation Committee received an annual fee of $6,000 payable 50% in cash and 50% in Common Stock; the Chair of the Nominating Committee received an annual fee of $5,000 payable 50% in cash and 50% in Common Stock; and each committee member received an annual fee of $2,500 payable 50% in cash and 50% in Common Stock.  Prior to the approval of the Current Director Compensation Plan, our Outside Directors received the following compensation:  the Audit Committee Chair, $5,000; the Compensation Committee Chair, $3,000; the Nominating Committee Chair, $2,500; and committee members did not receive an annual retainer fee.

Directors who are our officers or employees or 10% shareholders do not receive compensation for Board or committee service.  During 2012, we did, however, reimburse all directors for travel and other related expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2013, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and our directors, and by all of our directors and executive officers as a group.  Share information for BlackRock, Inc. is based solely upon the Schedule 13G/A filed with the SEC on February 11, 2013.  Share information for Wasatch Advisors, Inc. is based solely upon the Schedule 13G/A filed with the SEC on February 14, 2013.  We had outstanding 79,875,648 shares of Common Stock as of February 28, 2013.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Kevin P. Knight(3)	5,397,817	6.7%
Gary J. Knight(4)	5,230,824	6.5%
Keith T. Knight(5)	5,337,006	6.7%
Randy Knight(6)	5,028,719	6.3%
Donald A. Bliss(7)	22,278	*
G.D. Madden(8)	50,650	*
Michael Garnreiter(9)	12,223	*
Kathryn L. Munro(10)	15,883	*
Richard J. Lehmann(11)	11,948	*
Richard C. Kraemer(12)	1,179	*
David A. Jackson(13)	64,464	*
Adam Miller(14)	20,379	*
BlackRock, Inc.(15)	4,337,958	5.4%
Wasatch Advisors, Inc.(16)	11,291,021	14.1%

All directors and executive officers as a group twelve (12) persons	21,193,370	26.4%

*	Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer and director is 5601 West Buckeye Road, Phoenix, Arizona 85043.  The address for BlackRock is 40 East 52nd Street, New York, New York 10022.  The address for Wasatch is 150 Social Hall Avenue, Suite 400, Salt Lake City, Utah  84111.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock and underlying options that are currently exercisable or will be exercisable within 60 days from February 28, 2013.  Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 28, 2013, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 4,376,643 shares beneficially owned by Kevin Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 8,674 shares held by the Kevin P. Knight and Sydney B. Knight Family Foundation (the "Foundation") over which Kevin Knight and his wife, Sydney Knight, as officers of the Foundation, exercise sole voting and investment power on behalf of the Foundation; and (c) 1,012,500 shares covered by stock options granted to Kevin Knight that are currently exercisable or that will become exercisable within 60 days. Kevin Knight has pledged as security 2,200,000 of the shares that he beneficially owns.

(4)
Includes: (a) 5,143,324 shares beneficially owned by Gary Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; and (b) 87,500 shares covered by a stock option granted to Gary Knight that is currently exercisable or that will become exercisable within 60 days. Gary Knight has pledged as security 2,730,237 of the shares that he beneficially owns.

(5)
Includes: (a) 4,898,389 shares beneficially owned by Keith Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 1,119 shares beneficially owned by Keith Knight; (c) 1,119 shares beneficially owned by Fawna Knight; and (d) 2,277 shares owned by minor children who share the same household; (e) 338 shares over which Keith Knight is a Custodian for Mason Knight DeJong under the UTMA of California; (f) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Keisha Knight DeJong; (g) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Ren V. Knight; (h) 97,088 shares over which Keith Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Kendall Knight; and (i) 142,500 shares covered by a stock option granted to Keith Knight that is currently exercisable or that will become exercisable within 60 days. Keith Knight has pledged as security 4,854,530 of the shares that he beneficially owns.

(6)
Includes: (a) 3,363,896 shares beneficially owned by Randy Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 1,662,323 shares held by a limited liability company for which Mr. Knight acts as manager and whose members include Mr. Knight and trusts for the benefit of his four children; and (c) 2,500 covered by stock options granted to Mr. Knight that are currently exercisable or that will become exercisable within 60 days. Randy Knight has pledged as security 5,026,219 of the shares that he beneficially owns.

(7)
Includes: (a) 19,778 shares beneficially owned by Donald A. Bliss over which he exercises sole voting and investment powers under a revocable trust agreement; and (b) 2,500 shares covered by stock options granted to Mr. Bliss that are currently exercisable or that will become exercisable within 60 days.

(8)
Includes: (a) 46,625 shares held directly by G.D. Madden; (b) 400 shares not held directly by G.D. Madden, but for which he exercises voting control (these shares were purchased and reported by G.D. Madden in 2008 for four grandchildren (100 shares each), none of whom live with G.D. Madden); and (c) 3,625 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(9)
Includes: (a) 2,973 shares held directly by Michael Garnreiter; and (b) 9,250 shares covered by stock options granted to Mr. Garnreiter that are currently exercisable or that will become exercisable within 60 days.

(10)
Includes: (a) 9,633 shares held directly by Kathryn Munro; and (b) 6,250 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(11)
Includes:  (a) 8,448 shares held directly by Richard Lehmann; and (b) 3,500 shares covered by stock options granted to Mr. Lehmann that are currently exercisable or that will become exercisable within 60 days.

(12)	Includes 1,179 shares held directly by Richard Kraemer.

(13)
Includes: (a) 6,872 shares held directly by David Jackson; and (b) 57,592 shares covered by stock options granted to Mr. Jackson that are currently exercisable or that will become exercisable within 60 days.

(14)
Includes: (a) 3,761 shares held directly by Adam Miller; and (b) 16,618 shares covered by stock options granted to Mr. Miller that are currently exercisable or that will become exercisable within 60 days.

(15)	BlackRock has sole voting power over 4,337,958 shares and sole dispositive power over 4,337,958 shares. It has shared voting power and shared dispositive power over no shares.

(16)	Wasatch has sole voting power over 11,291,021 shares and sole dispositive power over 11,291,021 shares. It has shared voting power and shares dispositive power over no shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest, referred to as an "interested transaction." Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arm's length and the extent of the related person's interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  During 2012, the following interested transactions were subject to such review and approval or ratification.

We provided general business loans to US West Agriculture Exporters, LLC ("USWAE"), a transportation company that transacts business with our drayage operations, and in which Larry Knight is a 33% owner.  Larry Knight is an employee of the Company and the brother of Kevin Knight, our CEO, and Keith Knight, our COO.  The loan balance, including interest, due at December 31, 2012, was approximately $2.8 million, compared to approximately $2.9 million at December 31, 2011. The principal loan and interest balance is recorded in the "Related party notes and interest receivable" line of the consolidated balance sheets included in our Annual Report on Form 10-K for the year ended December 31, 2012. The loan to USWAE is secured by guaranties of the members of USWAE. The Company is working with USWAE regarding repayment of the remaining balance of the loan, and we have received a court judgment protecting the Company's rights in the assets of USWAE.  Subsequent to the 2012 year-end, the Company received a payment, in the amount of $745,272, from one of the members of USWAE for partial payment of the outstanding loan balance pursuant to the member's obligations under the loan guarantee.  Based on its knowledge of the facts, management believes the Company will recover the entire outstanding principal balance of the loan.

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin Knight, Gary Knight, Keith Knight, and Randy Knight have been employed by us since our inception.  The Knight family members are employed on the same terms and conditions as non-related employees.  During 2012, we employed three individuals who were compensated in excess of $120,000 and are considered related persons under Item 404(a) of Regulation S-K.  The three individuals were Larry Knight (brother of Kevin Knight and Keith Knight), Cory Webster (brother-in-law of Gary and Randy Knight), and Brett Suma (son-in-law of Randy Knight) and the aggregate total compensation paid to these individuals in 2012 was $505,558.  Based on the fact that these individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions.  We also employed nine other related persons during 2012, none of whom received compensation in excess of $120,000.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Compensation Committee Interlocks and Insider Participation for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to shareholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.	•
We link compensation to achievement of specified performance goals and continued employment with the Company.  We frequently utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership.

Align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders.	•	Annual cash bonuses for each of our Named Executive Officers are based on objective performance measurements that are important to our success (e.g., earnings growth and revenue growth).

Enhance executives' incentives to increase our stock price and maximize shareholder value.	•	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

•
The equity compensation component, which includes awards such as stock options and RSU grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase shareholder value over an extended period of time.

	•	We attempt to keep base salaries and total compensation relatively low.

Promote our culture of controlling costs.	•	We provide reasonable perquisites to our Named Executive Officers and believe that such perquisites allow our Named Executive Officers to work more efficiently.

	•	We consider the tax consequences associated with each element of compensation, including whether the incentive compensation paid by us is deductible for tax purposes.

	•	Some of our Named Executive Officers have voluntarily reduced their salaries during periods of challenging economic environment.

We urge shareholders to read the Compensation Discussion and Analysis of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

The Board's current policy is to provide for an annual "say-on-pay" advisory rule.  Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 3:

"RESOLVED, that the shareholders approve, in an advisory, non-binding vote, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.  Unless the Board modifies its policy on the frequency of future "say-on-pay" votes, the next "say-on-pay" vote will be held at the 2014 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton to serve as our principal independent registered public accounting firm for the fiscal year ending December 31, 2013.  At the Annual Meeting, our shareholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2013. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable NYSE rule, or by our organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of the appointment of Grant Thornton.  Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table summarizes the fees paid to Grant Thornton for services rendered relating to fiscal year 2012 and 2011.

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees(1)	$390,300	$354,158
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$390,300	$354,158

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

(2)
"Audit-Related Fees" represents the aggregate fees billed, other than Audit Fees, for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.  We were not billed for any Audit-Related Fees in 2012 or 2011.

(3)	"Tax Fees" represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning.
(4)	"All Other Fees" represents the aggregate fees billed for products and services provided by the independent registered public accounting firm, other than Audit Fees, Audit-Related Fees, and Tax Fees.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm's independence.  Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date.  If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended December 31, 2012.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the 2014 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by us on or before December 6, 2013.  However, if the date of the 2014 Annual Meeting of Shareholders is more than thirty days before or after May 16, 2014, then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2014 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials.

We must receive written notice of any shareholder proposals intended to be considered at our 2014 Annual Meeting of Shareholders, but not included in our proxy materials relating to that meeting, by February 19, 2014. Any such proposal received after February 19, 2014 is untimely. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any such untimely shareholder proposal that is considered at the Annual Meeting.

Proposals must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. All shareholder proposals should be sent via certified mail, return receipt requested, addressed to the attention of Adam Miller, Secretary, and mailed to Knight Transportation, Inc.; c/o Adam Miller, Secretary; 5601 West Buckeye Road; Phoenix, Arizona 85043.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee for information regarding how shareholders can recommend director candidates for consideration by the Nominating Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

/s/ Kevin P. Knight
Kevin P. Knight
Chairman of the Board and Chief Executive Officer

April 5, 2013

KNIGHT TRANSPORTATION, INC. ATTN: PROXY DEPT. 5601 W. BUCKEYE RD. PHOENIX, AZ 85043	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Knight Transportation, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Knight Transportation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M58184-P37916	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KNIGHT TRANSPORTATION, INC. The Board of Directors recommends a vote FOR each of Proposals 1, 2, 3 and 4.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual Class III Nominee(s), mark “For All Except” and write the number(s) of the Class III Nominee(s) on the line below.
Proposal No. 1:	Election of Class III Directors. NOMINEES: 01 – Kevin P Knight 02 – Randy Knight 03 – Michael Garnreiter
						For		Withold

CUMULATIVE VOTING - If you wish to allocate your votes among the Class III Nominees using cumulative voting, do not check any of the boxes above, but instead, indicate in the space provided below the number of votes you wish to cast for each Class III Nominee (the maximum number of votes you may allocate is the number of shares owned on the record date multiplied by three, the number of Class III Nominees).
					Proposal No. 2: Election of Richard C. Kraemer to serve the remainder of his term as a Class I Director	☐		☐
						For	Against	Abstain
Nominee		Number of Votes			Proposal No. 3: Advisory vote to approve executive compensation.	☐	☐	☐

Kevin P. Knight						For	Against	Abstain
Randy Knight					Proposal No. 4: Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

Michael Garnreiter

(If you exercised cumulative voting above, please mark the corresponding box below.)					Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.
Check the box to the right if you exercised cumulative voting above. Please do not check the box unless you want to exercise cumulative voting.				☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your signature below should conform to the name in which the shares are held. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

As a Knight Transportation, Inc. shareholder, you can view the shareholder account on a secured Internet website.

By accessing Investor Service Direct SM at www.computershare.com/investor, you can view the account profile, stock detail, and historical Knight Transportation, Inc. stock price information. You can also change your address.

In addition, you can use this site to consent to future access of Knight's annual reports and proxy materials electronically via the Internet.

Knight also provides access to shareholder information, including its annual report and proxy statement, through its website at www.knighttrans.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combined Document is available at www.proxyvote.com.

Detach here from proxy voting card	M58185-P37916

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
Thursday, May 16, 2013, 8:30 A.M., PDT

By executing this Proxy, the shareholder constitutes and appoints the Chairman and Chief Executive Officer, Kevin P. Knight, and the Chief Financial Officer, Secretary, and Treasurer, Adam Miller, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock that the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on May 16, 2013, at 8:30 A.M., PDT, at the Company's headquarters at 5601 West Buckeye Road, Phoenix, Arizona 85043, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting as set forth on the reverse side. Cumulative voting will be applied in the election of Class III directors. See the Proxy Statement furnished for an  explanation of cumulative voting.

The shareholder acknowledges receipt of the Notice and Proxy Statement for the 2013 Annual Meeting of Shareholders, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder's name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS III NOMINEES NAMED IN PROPOSAL NO. 1 and "FOR" PROPOSALS NO. 2, 3, and 4. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE CLASS III NOMINEES NAMED IN PROPOSAL NO. 1, WITHOUT APPLICATION OF CUMULATIVE VOTING and "FOR" PROPOSALS NO. 2, 3, and 4. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

ADDRESS CHANGES/COMMENTS

SEE REVERSE		SEE REVERSE
SIDE	TO BE SIGNED ON THE REVERSE SIDE	SIDE